As filed with the Securities and Exchange Commission on March 30, 2001

                                                    Registration No. 333-
   ======================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                           -----------------------
                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                           -----------------------

                       CABLEVISION SYSTEMS CORPORATION
           (Exact name of registrant as specified in its charter)

                  DELAWARE                               11-3415180
   (State or other jurisdiction of Employer           (I.R.S. Employer
        incorporation or organization)               Identification No.)

                             1111 STEWART AVENUE
                          BETHPAGE, NEW YORK 11714
                  (Address of principal executive offices)

                       CABLEVISION CHOICE 401(K) PLAN
                          (Full title of each plan)

                               ROBERT S. LEMLE
                               VICE CHAIRMAN,
                        GENERAL COUNSEL AND SECRETARY
                       CABLEVISION SYSTEMS CORPORATION
                             1111 STEWART AVENUE
                          BETHPAGE, NEW YORK 11714
                               (516) 380-6230
           (Name, address including zip code and telephone number,
                 including area code, of agent for service)

                               WITH A COPY TO:

                               LAURALYN BENGEL
                            SCHIFF HARDIN & WAITE
                              6600 SEARS TOWER
                        CHICAGO, ILLINOIS 60606-6473
                               (312) 258-5670
                           -----------------------





                                                 CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED             PROPOSED
                                             AMOUNT               MAXIMUM              MAXIMUM          AMOUNT OF
                                             TO BE                OFFERING             AGGREGATE       REGISTRATION
       TITLE OF SECURITIES TO BE REGISTERED  REGISTERED (1)    PRICE PER SHARE      OFFERING PRICE         FEE
       ------------------------------------  -------------    ----------------     ----------------    ------------
       CABLEVISION CLASS A COMMON STOCK:
       Cablevision NY Group Class A Common
       Stock, par value $.01 per share
                                               5,000,000           $81.375           $406,875,000       $101,719
       Rainbow Media Group Class A Common
       Stock, par value $.01 per share

       Interests in the Plan                      (2)                (2)                 (2)               (2)

     (1)      Based upon the average of the high and low sales prices of Cablevision Class A Common Stock reported on the
              New York Stock Exchange on March 26, 2001 pursuant to Rule 457(c) and (h) of the Securities Act of 1933.  An
              aggregate of 5,000,000 shares are issuable under the Cablevision CHOICE 401(k) Savings Plan, either as
              Cablevision NY Group Class A Common Stock or Rainbow Media Group Class A Common Stock.

     (2)      In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Cablevision 401(k) CHOICE
              401(k) Savings Plan for which no separate fee is required.

                            GENERAL INSTRUCTIONS

   E.   REGISTRATION OF ADDITIONAL SECURITIES.

        The contents of the Registration Statement on Form S-8 (File No. 333-54346) filed by the Corporation with the Securities and Exchange Commission on November 9, 1992 registering its Class A Common Stock, par value $.01 per share, issuable pursuant to the Cablevision CHOICE 401(k) Savings Plan are hereby incorporated by reference.

                                   PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

        All information required in this Registration Statement not included in the exhibits attached hereto or set forth on the signature page is set forth in the Registration Statement (File No. 333-54346), all of which is incorporated herein by reference.

   ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorney's fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

        The first paragraph of Article Ninth of the Corporation's Amended and Restated Certificate of Incorporation provides:

             The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

        Article VIII of the Corporation's By-Laws provides:

             A. The corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article or otherwise.

             B. The right to indemnification and advancement of expenses conferred on any person by this Article shall not limit the corporation from providing any other indemnification permitted by law nor shall it be deemed exclusive of any other right which any such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law agreement, vote of stockholders or disinterested directors or otherwise.

             C. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

        The Corporation has entered into indemnification agreements with certain of its officers and directors indemnifying such officers from and against certain expense, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Corporation Law. The Corporation maintains directors' and officers' liability insurance.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The second paragraph of Article Ninth of the Corporation's Amended and Restated Certificate of Incorporation provides for such limitation of liability.

   ITEM 8.   EXHIBITS.

        The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement. The Plan Sponsor has received from the Internal Revenue Service a determination that the Plan is qualified under Section 401 of the Internal Revenue Code and the Corporation will cause to be made all changes required by the Internal Revenue Service in order to continue to so qualify the Plan.

                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethpage, State of New York, on this 29th day of March, 2001.

                                 CABLEVISION SYSTEMS CORPORATION



                                 By: /s/ James L. Dolan
                                     ----------------------------
                                     James L. Dolan
                                      Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby authorizes William J. Bell and Robert S. Lemle, and either of them acting individually, with power of substitution to file one or more amendments, including Post-Effective Amendments, to this Registration Statement, which Amendments may make such changes as either of them deems appropriate, and each person whose signature appears below, individually and in each capacity stated below, hereby appoints William J. Bell and Robert S. Lemle, and either of them acting individually, with full power of substitution, as Attorney-in-Fact to execute his or her name and on his or her behalf to file any such Amendments to this Registration Statement.

                             SIGNATURE                                  TITLE                           DATE
                             ---------                                  -----                           ----

             /s/ James L. Dolan                         President, Chief Executive Officer      March 29, 2001
             --------------------------------------     (Principal Executive Officer) and
             James L. Dolan                             Director

             /s/ William J. Bell                        Vice Chairman (Principal Financial      March 29, 2001
             --------------------------------------     Officer) and Director
             William J. Bell

             /s/ Andrew B. Rosengard                    Executive Vice President, Finance and   March 29, 2001
             --------------------------------------     Controller (Principal Accounting
             Andrew B. Rosengard                        Officer)

             /s/ Charles F. Dolan                       Chairman, Chairman of the Board of      March 29, 2001
             --------------------------------------     Directors
             Charles F. Dolan



                                                                6





                             SIGNATURE                                  TITLE                           DATE
                             ---------                                  -----                           ----

             /s/ Robert S. Lemle                        Vice Chairman, General Counsel,         March 29, 2001
             --------------------------------------     Secretary and Director
             Robert S. Lemle

             /s/ Sheila A. Mahony                       Executive Vice President,               March 29, 2001
             ---------------------------------------    Communications, Government and Public
             Sheila A. Mahony                           Affairs and Director

             /s/ Thomas C. Dolan                        Senior Vice President and Chief         March 29, 2001
             ---------------------------------------    Information Officer and Director
             Thomas C. Dolan

             /s/ John Tatta                             Director                                March 29, 2001
             ---------------------------------------
             John Tatta

             /s/ Patrick F. Dolan                       Director                                March 29, 2001
             ---------------------------------------
             Patrick F. Dolan

             /s/ Charles D. Ferris                      Director                                March 29, 2001
             ---------------------------------------
             Charles D. Ferris

                                                        Director
             ---------------------------------------
             Richard H. Hochman

             /s/ Victor Oristano                        Director                                March 29, 2001
             ---------------------------------------
             Victor Oristano

             /s/ Vincent Tese                           Director                                March 29, 2001
             ---------------------------------------
             Vincent Tese

             /s/ Michael Huseby                         Director                                March 29, 2001
             ---------------------------------------
             Michael Huseby

             /s/ Daniel E. Somers                       Director                                March 29, 2001
             ---------------------------------------
             Daniel E. Somers






                                                                7





        THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the administrator of the Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethpage, State of New York, on March 29, 2001.


                                 CABLEVISION CHOICE 401(k) SAVINGS PLAN


                                 By: /s/ Martin McDonough
                                     ------------------------------------
                                      Martin McDonough
                                      Member, Administrative Committee

                                 By: /s/ Lisa Trimarchi
                                     -----------------------------------
                                      Lisa Trimarchi
                                      Member, Administrative Committee

                                 By: /s/ Frank Livoti
                                     -----------------------------------
                                      Frank Livoti
                                      Member, Administrative Committee

                                 By: /s/ Frank Golden
                                     -----------------------------------
                                      Frank Golden
                                      Member, Administrative Committee

                                 By: /s/ Raymond Andersen
                                     -----------------------------------
                                      Raymond Andersen
                                      Member, Administrative Committee

                                 By: /s/ Alan Gershowitz
                                     -----------------------------------
                                      Alan Gershowitz
                                      Member, Administrative Committee














                                      8





                                EXHIBIT INDEX

   EXHIBIT
   NUMBER         EXHIBIT
   ------         -------

     4 Amended and Restated Certificate of Incorporation of the Corporation (incorporated by reference to Annex II of the Proxy Statement)

    4.1 By-laws of the Corporation (incorporated by reference to Exhibit 3.2 of the Corporation's Registration Statement on Form S-4, dated January 20, 1998 (File 333-44547))

     23           Consent of KPMG LLP

     24           Power of Attorney (included on the signature page)



































                                      9